Exhibit 4.1

CABOT OIL & GAS CORPORATION

MINERAL, ROYALTY AND OVERRIDING ROYALTY INTEREST PLAN

This Mineral, Royalty and Overriding Royalty Interest Plan (the “Plan”) sets forth the terms of the program established by Cabot Oil & Gas Corporation (together with its subsidiaries, the “Company”) for the purchase by designated employees of the Company of a portion of certain mineral, royalty and overriding royalty interests acquired from time to time by the Company.

Purpose

The purpose of the Plan is to provide Participants (as defined below) an opportunity to purchase interests in certain oil and natural gas properties acquired by the Company and thus to encourage the Participants to remain as employees of the Company. A “Participant” means any employee of the Company whose participation in the Plan is approved by the Compensation Committee of the Board of Directors (the “Committee”), upon the recommendation of the Chief Executive Officer of the Company (the “CEO”).

Purchase of Interests

Upon the acquisition by the Company of mineral, royalty and overriding royalty interests (“Company Interests”) in oil and natural gas properties from time to time, the Company may, but shall not be obligated to, offer to one or more Participants the option to purchase a portion of such Company Interests (the portion subject to the Plan, the “Interests”) for cash at a price determined using the same cost basis as the Company acquired such Interest. The Participants to be offered Interests in a specified property and the portions of the Company Interests to be so offered shall be approved by the Committee, after receiving the recommendation of the CEO.

No more than 50% of any Company Interest (that is, one-half of the net interest acquired by the Company) shall be offered to Participants. It is generally intended that (1) no more than 25% of any Company Interest be offered to Participants who are employed by the region or other business unit involved in the acquisition by the Company of the Interest and (2) no more than 25% of any Company Interest be offered to Participants who are employed by the Company’s headquarters/corporate office function (including relevant corporate management and executive officers) and Participants who are in other regions or business units, although the Committee shall have the flexibility to determine the allocation as it sees fit.

Any Participant electing to purchase an Interest shall pay to the Company the purchase price for such Interest in cash and shall complete and return to the Company any assignment, conveyance and other instruments and documents requested by the Company in connection therewith. Each Participant shall be responsible for obtaining any financing required to purchase such Participant’s Interest. The Company may, but shall not be obligated to, assist Participants (other than executive officers of the Company) in obtaining such financing from one or more commercial banks or other financing sources selected by the Company, including by providing guarantees and/or other credit support with respect to loans to be made to such Participants from time to time. In no event shall the Company assist Participants who are executive officers of the Company in obtaining such financing or otherwise arrange such financing or any other extension of credit for such Participants in connection with the Plan, and shall not provide any guarantee or other credit support to such Participants.

For the avoidance of doubt, the Plan applies only with respect to mineral, royalty and overriding royalty interests acquired by the Company and does not apply to the acquisition of working interests, notwithstanding that a particular acquisition by the Company of oil and natural gas properties may include both (1) working interests and (2) mineral, royalty and/or overriding royalty interests.

Executive Rights; Company Determinations with Respect to Interests

In connection with any mineral interest that is to be covered by the Plan, the Company will retain all executive rights related to such mineral interest, including the right to take all actions and to make all judgments with respect to the leasing of such mineral interests to the Company, any of its affiliates or any unaffiliated third parties, and the right to receive all bonus, rental and shut-in royalty payments under any such leases. After receipt of any bonus, rental or shut-in royalty payment, the Company shall allocate and pay to each Participant such Participant’s pro rata share of such bonus, rental or shut-in royalty payment paid for or under any lease or leases covering the mineral interest which are entered into subsequent to the effective date of the Participant’s purchase of the mineral interest. Such Participant shall not be entitled to receive any bonus, rental or shut-in royalty paid for or under any lease or leases covering the mineral interest which were in effect prior to such effective date.

The Company shall make any determinations with respect to the acquisition of oil and natural gas properties, and may conduct and carry on, or may contract for, the exploration, development, maintenance and operation of any such properties, in any manner it so desires, without regard to the participation by Participants in the Plan and without any liability to Participants. In addition, the Company may transfer and dispose of, and may take or omit to take any other action with respect to, all or any of its Company Interests from time to time in any such manner. For the avoidance of doubt, (a) the Company shall have no obligation to conduct any drilling operations or take any other action upon or with respect to any property subject to an Interest under the Plan or to continue to operate any well or to operate or maintain in force or attempt to maintain in force any lease thereon, including by payment of delay rentals, shut-in royalties, compensatory royalties or other payments or by the drilling of any wells upon any such lease, or in any other manner, and the extent and duration of all operations, as well as the preservation of any such lease by delay rental payments or otherwise, shall be at the sole discretion of the Company, and (b) the Company shall have the right at any time to surrender, abandon or otherwise terminate any such lease in whole or in part without any liability to Participants.

The Company shall make all determinations with respect to the acquisition, exploration, development, maintenance and operation of any property subject to an Interest under the Plan using the same criteria (or criteria less favorable to the property subject to an Interest) as it would use were such property not subject to such an Interest (that is, the Company shall not favor properties subject to Interests under the Plan over properties not subject to such Interests when allocating Company resources in the acquisition, exploration, development, maintenance and operation of its properties).

Transfers by Participants

A Participant may not transfer or dispose of any Interest held by him or her unless such Participant has complied with the provisions of the Plan and any assignment, conveyance or other instrument or document executed by such Participant in connection with his purchase of such Interest.

Except as provided below, a Participant may only transfer or dispose of any Interest (1) with the prior written consent of the Company, which it may withhold in its sole discretion, and (2) after allowing the Company a preferential purchase right on the following terms. If at any time any Participant desires to transfer or dispose of any Interest held by him, such Participant must first give to the Company written notice thereof stating: (a) the amount of the Interest offered by such Participant; (b) the form of consideration (which shall be either cash or a promissory note containing reasonable and customary terms) at which such Interest is offered (the “Offered Price”); (c) the name and address of the proposed transferee from which the Participant has a bona fide offer to purchase the Interest; (d) the proposed time of closing and payment for the Interest; and (e) any other relevant material terms of the proposed sale. Upon receipt of such notice, the Company will have a right to purchase all or any portion of the offered Interest within 30 days of receipt of such notice at a purchase price equal to the Offered Price or such other price as may be agreed upon by the Company and the Participant.

The restrictions contained in the preceding paragraph shall not apply to a Participant’s transfer of 100% of such Participant’s Interest to (1) any member of the immediate family of such Participant or (2) any trust or other estate planning entity whose principal beneficiary or beneficiaries are such Participant and/or one or more members of the immediate family of such Participant; provided that, prior to such transfer, the transferee agrees to be bound in writing by the restrictions on transfer contained herein and in any assignment, conveyance or other instrument or document executed by such Participant in connection with his purchase of the Interest to be transferred, and that any transfer of interests in any such trust or estate planning entity holding an Interest shall be subject to the same restrictions on transfer as the Interest so held.

Administration

The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine the Company Interests to be subject to the Plan, the Participants to be offered Interests in a specified property and the portions of the Company Interests to be so offered and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the performance of any duties under the Plan, except for his own willful misconduct or as expressly provided by statute.

Following the authorization of the offering of an aggregate amount of Interests to Participants, the Committee may authorize the Chief Executive Officer and/or another executive officer of the Company, or a subcommittee of members of the Board, to approve the offer to individual Participants of Interests from such aggregate Interests pursuant to such conditions or limitations as the Committee may establish. The Committee may also delegate to the Chief Executive Officer and/or other employees of the Company its administrative duties under this Plan (excluding its offering authority) pursuant to such conditions or limitations as the Committee may establish.

Amendment and Discontinuance

The Company may amend, alter or discontinue the Plan at any time without the consent of any Participant, except that no amendment or alteration that would adversely affect in any material respect the rights or obligations of any Participant with respect to any Interest purchased by such Participant prior to such amendment or alteration shall be made without his consent.

Employment Relationship

Nothing contained in the Plan shall impose upon the Company any obligation to maintain any Participant as an employee of the Company and shall not diminish the power of the Company to discharge any Participant at any time.

Governing Law

The Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas. The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Headings

The headings in the Plan are inserted for convenience and identification purposes only and are in no way intended to define or limit the scope, extent or intent of the Plan or any of the provisions hereof.

Effective Date

The effective date of the Plan shall be May 3, 2006.

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